Exhibit 99
NEWS RELEASE
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                                                           For Immediate Release
                                                              September 28, 2001


For Further Information Contact:
Jerry Francis, President & CEO
(304) 769-1101

City Holding Company Announces A Revised Formal Agreement With The Office Of The Comptroller Of Currency


         Charleston, West Virginia - City Holding Company (NASDAQ:CHCO), a $2.4 billion bank holding company headquartered in Charleston, today announced that its principal subsidiary, City National Bank of West Virginia, has entered into a revised, less comprehensive formal agreement with the Office of the Comptroller of the Currency undertaking to implement remedial action in a small number of areas. The new agreement recognizes areas of compliance under the formal agreement signed in July 2000, and replaces that agreement. It calls for, among other things:

     o Continuation of a compliance committee responsible for monitoring and coordinating the Bank's adherence to the provisions of the Agreement

     o Continued refinement of the process to request and review real estate appraisals for adequacy and compliance

     o Further development and implementation of a written program to improve the Bank's loan portfolio management

     o Further development of an effective, independent and ongoing loan review system

     o    Implementation   and  adherence  to  the  capital  program  previously
          approved by the Board of Directors

     o    Implementation of an independent, risk-based, internal audit program

     o Continuing review of the adequacy of the bank's allowance for loan and lease losses

         According to Jerry Francis, City Holding Company's President and CEO, "the agreement does not affect the way the Bank conducts business with its customers. The various provisions should not have any significant impact on our results of operations over the next several months, even though the agreement does require the Bank to continue to strengthen its lending policies and to modify its methodology for the allowance for loans and lease losses." The Company does not anticipate that the agreement will have any effect on fourth quarter operating results.

         City Holding Company is the parent company of City National Bank of West Virginia and City Financial Corporation. City National Bank, in addition to its banking divisions, operates CityInsurance Professionals, an insurance agency offering a full range of insurance products and services.

         This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause the actual results of City Holding to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) the formal agreement with the Comptroller of the Currency may have effects on the Company's business that are not currently anticipated, including effects on operating results; (2) competitive pressures may increase significantly; (3) general economic or business conditions, either nationally or in the states or regions in which the companies do business may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (4) legislative or regulatory changes may adversely affect the businesses in which the companies are engaged; (5) changes may occur in the securities markets.